Exhibit 10.5
ADDITIONAL AND/OR AMENDMENT TO ESCROW INSTRUCTIONS

To:	Fidelity National Title Company
Date:	February 18, 2009
Escrow No:	52 1434-CL
Property Address:	17590 Foothill Boulevard, Fontana , CA 92335
The instructions in this escrow are hereby modified, amended and/or supplemented in the following particulars only:
SALES PRICE: The sales price is hereby amended to be $1,900,000.00. Escrow holder is authorized and instructed to adjust the Documentary Transfer Tax accordingly.
COMMISSION: The commission due NAI Capital and Lee and Associates shall remain the same. Escrow holder is authorized and instructed to pay an additional commission to Scripps Realty Advisors in the amount of $50,000.00 from the seller’s proceeds at the close of escrow.
All other terms and conditions remain the same.
Fontana Medical Plaza, LLC

By:	/s/ Kenneth W. Elsberry

Hovic Perian	Rima Perian